Exhibit 99.1

COMPUTER SOFTWARE INNOVATIONS, INC. ANNOUNCES SECOND QUARTER 2012 FINANCIAL RESULTS

EASLEY, SC – (MARKET WIRE) – August 14, 2012 – Computer Software Innovations, Inc. (OTCBB: CSWI), CSI Technology Outfitters™ (“CSI”) today announced its financial results for the second quarter and six months ended June 30, 2012.

Financial Highlights

•	Revenues of $15.2 Million for the Second Quarter of 2012, an Increase of 13% over Q2 2011;

•	Gross Profit of $2.8 Million in the Second Quarter of 2012, a Decrease of 7% below Q2 2011;

•	Operating Loss of $0.3 Million in the Second Quarter of 2012, a Decrease of 174% below Q2 2011;

•	Net Loss of $0.2 Million for the Second Quarter of 2012, a Decrease of 227% below Q2 2011.

Financial Results

Three Month Financial Results for the Period Ended June 30, 2012

CSI posted revenues of approximately $15.2 million for the second quarter of 2012, an increase of $1.7 million, or 13% compared to the second quarter of 2011. The increase was due to a $1.4 million increase in the Technology Solutions Segment with increased infrastructure hardware sales, a $0.2 million increase in the Financial Management Applications Segment from increases in new software sales and support, and a $0.1 million increase in the Cloud Services Segment due to an increase in Cloud hosted email and hosted VoIP solutions sales.

CSI’s gross profit for the second quarter of 2012 was approximately $2.8 million, a decrease of $0.2 million, or 7% compared to the second quarter of 2011. The decrease was due to a $0.1 million decrease from the Financial Management Applications Segment from increased costs associated with maintenance and further rollout of its latest financial management solution, and a $0.1 million decrease from the Cloud Services segment with little savings yet being realized from the reduction in force late in the second quarter of 2012 from its de-emphasis of its Cloud email solution. Gross profit for the Technology Solutions segment was relatively flat on increased sales due to a less favorable product mix.

CSI had an operating loss for the second quarter of 2012 of approximately $0.3 million, a decrease of $0.7 million, or 174% compared the second quarter of 2011. The decrease in operating income came from the decrease in gross profit and an increase in operating expenses, particularly professional and legal public company compliance costs for investment banking related activities and selling expenses.

CSI posted a net loss for the second quarter of 2012 of approximately $0.2 million, or $0.03 loss per basic and diluted share, compared to net income of approximately $0.2 million, or $0.03 earnings per basic share and $0.01 earnings per diluted share for the second quarter of 2011. The increase in professional and legal fees for investment banking related activities was the primary non-routine expense driver which resulted in the company reporting a loss for a quarter that is traditionally profitable.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2012 was approximately $0.3 million, a decrease of $0.7 million, or 72% compared to the second quarter of the prior year. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure Net Income (Loss) which follows).

Six Month Financial Results for the Period Ended June 30, 2012

CSI posted revenues of approximately $27.0 million for the six months ended June 30, 2012, an increase of $3.4 million, or 15% compared to the same period in the prior year. The increase was due to a $2.7 million increase in the Technology Solutions Segment primarily from increased infrastructure hardware sales, a $0.4 million increase in the Financial Management Applications Segment from sales of new software and support, and a $0.3 million increase in the Cloud Services Segment from increased Cloud hosted email and hosted VoIP solutions.

CSI’s gross profit for the six months ended June 30, 2012 was approximately $3.0 million, a decrease of $1.7 million, or 37% compared to the same period of the prior year. The decrease was due to a $0.2 million decrease from the Financial Management Applications Segment from increased costs associated with maintenance and further rollout of its latest financial management solution. The decrease in gross profit was also due to a $1.8 million decrease from the Cloud Services segment, primarily from a write-down of the capitalized value of the Cloud email software solution as a result of a reduction in emphasis on this product beginning in the first quarter, coupled with little savings yet being realized from the reduction in force late in the second quarter of 2012 from its de-emphasis of its Cloud email. These decreases were partially offset by a $0.3 million increase from the Technology Solutions segment from the impact of increased sales.

CSI had an operating loss for the six months ended June 30, 2012 of approximately $3.5 million, a decrease of $3.1 million, or 979% compared to the same period of the prior year. The decrease in operating results came from the decrease in gross profit and by an increase in operating expenses, particularly public compliance costs for investment banking related activities and selling expenses, and accelerated amortization from a change in estimate to the useful life of the Version3 logo.

CSI posted a net loss for the six month period ended June 30, 2012 of approximately $2.2 million, or $0.34 loss per basic and diluted share, compared to net loss of approximately $0.4 million, or $0.06 loss per basic and diluted share for the same period of 2011.

EBITDA for the six month period ended June 30, 2012 was approximately $(1.6) million, a decrease of $2.3 million, or 314% compared to the same period of the prior year. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure Net Income (Loss) which follows).

Nancy Hedrick, CEO of CSI, stated, “Our team remains focused on improving gross margins and earnings and providing value to our shareholders while delivering excellent solutions and services to our customers. We continue to make investments toward enhancement of our intellectual property portfolio, particularly in the Financial Management Applications Segment of our business while continuing to focus on sales from our Technology Solutions Segment. Much of our performance this year has been associated with infrequent types of expenses such as our write-downs and accelerated amortization of Cloud and Version3 assets. In the first quarter we felt it was necessary to make some adjustments in our Cloud Email investment in order to protect the health of our business overall, although we remain committed to supporting our existing email contracts and to continue to grow our Cloud VoIP and Cloud Identity Management revenue. In the second quarter we incurred significant costs for activities related to our investment banking efforts, and the public offer for our shares. We continue to focus on providing value for our shareholders as we examine our strategic options.”

Conference Call Reminder for Tomorrow

The Company will host a conference call tomorrow, Wednesday, August 15, 2012, at 4:15 P.M. Eastern Daylight Time to discuss the Company’s financial and operational results for the quarter ended June 30, 2012.

Conference Call Details

Date: Wednesday, August 15, 2012

Time: 4:15 P.M. (EDT)

Dial-in Number: 1-877-941-4774

International Dial-in Number: 1-480-629-9760

It is recommended that participants phone-in approximately 5 to 10 minutes prior to the start of the 4:15 P.M. call. A replay of the conference call will be available approximately 3 hours after the completion of the call for 30 days, until September 14, 2012. To listen to the replay, dial 1-877-870-5176 if calling within the U.S. or 1-858-384-5517 if calling internationally and enter the pass code 4557214.

The call is also being webcast and may be accessed at CSI’s website at http://public.viavid.com/index.php?id=101294. The webcast will be archived and accessible until September 14, 2012, on the Company website.

About Computer Software Innovations, Inc.

CSI is a provider of Financial Software Solutions to the public sector market. The CSI software solutions have established the Company as a major software provider to school districts and local governments in the southeast. CSI offers a fully integrated suite of software products from financials and human resources to revenues and citizen services.

CSI also provides Technology Solutions and Cloud Services, focused primarily on the public sector market, particularly K-12 education. Its Technology Solution division delivers classroom and enterprise solutions including; borderless networks, datacenter and virtualization, physical security and infrastructure, video collaboration and instructional technologies while also providing Hosted Voice, Hosted Email and Identity Management solutions.

More information about CSI (CSWI.OB – News) is available at www.csioutfitters.com

Financial Tables to Follow

COMPUTER SOFTWARE INNOVATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
REVENUES
Financial Management Applications Segment	$3,524	$3,345	$7,081	$6,658
Cloud Services Segment	534	393	877	589
Technology Solutions Segment	11,151	9,742	19,050	16,316

Net sales and service revenue	15,209	13,480	27,008	23,563

COST OF SALES
Financial Management Applications Segment
Cost of sales, excluding depreciation, amortization and capitalization	2,110	1,968	4,285	3,937
Depreciation	36	29	69	55
Amortization of capitalized software costs	248	262	503	498
Capitalization of software costs	(186)	(303)	(306)	(594)

Total Financial Management Applications Segment cost of sales	2,208	1,956	4,551	3,896

Cloud Services Segment
Cost of sales, excluding depreciation, amortization and capitalization	605	610	1,431	1,174
Depreciation	102	57	197	105
Amortization and impairment of capitalized software costs	68	68	1,552	136
Capitalization of software costs	—	(221)	—	(333)

Total Cloud Services Segment cost of sales	775	514	3,180	1,082

Technology Solutions Segment
Cost of sales, excluding depreciation	9,443	8,026	16,276	13,880
Depreciation	23	23	49	47

Total Technology Solutions Segment cost of sales	9,466	8,049	16,325	13,927

Total cost of sales	12,449	10,519	24,056	18,905

Gross profit	2,760	2,961	2,952	4,658

OPERATING EXPENSES
Research and development	—	26	10	52
Selling costs	1,459	1,242	2,802	2,439
Marketing costs	145	174	221	303
Stock based (non-employee wage) compensation	—	7	—	15
Professional and legal public company compliance costs	533	158	792	229
Depreciation and amortization	80	102	834	208
Other general and administrative expenses	835	859	1,745	1,732

Total operating expenses	3,052	2,568	6,404	4,978

Operating income (loss)	(292)	393	(3,452)	(320)

OTHER EXPENSE
Interest expense	(45)	(46)	(87)	(88)
Amortization of deferred loan costs	(11)	—	(14)	—

Other expense	(56)	(46)	(101)	(88)

Income (loss) before income taxes	(348)	347	(3,553)	(408)
INCOME TAX EXPENSE (BENEFIT)	(124)	171	(1,306)	(38)

NET INCOME (LOSS)	$(224)	$176	$(2,247)	$(370)

BASIC EARNINGS (LOSS) PER SHARE	$(0.03)	$0.03	$(0.34)	$(0.06)

DILUTED EARNINGS (LOSS) PER SHARE	$(0.03)	$0.01	$(0.34)	$(0.06)

WEIGHTED AVERAGE SHARES OUTSTANDING:
— Basic	6,657	6,565	6,621	6,558

— Diluted	6,657	13,757	6,621	6,558

COMPUTER SOFTWARE INNOVATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	June 30, 2012 (Unaudited)	December 31, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$—
Accounts receivable, net	9,654	10,872
Inventories	3,836	1,568
Prepaid expenses	308	374
Income taxes receivable	882	608

Total current assets	14,680	13,422
PROPERTY AND EQUIPMENT, net	1,552	1,529
COMPUTER SOFTWARE COSTS, net	1,581	3,330
DEFERRED TAX ASSET	173	—
GOODWILL	2,431	2,431
OTHER INTANGIBLE ASSETS, net	1,465	2,156

Total assets	$21,882	$22,868

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$5,497	$3,587
Deferred revenue	8,351	8,558
Deferred tax liability	337	990
Bank line of credit	1,740	1,312
Current portion of notes payable	471	469
Current portion of subordinated notes payable to shareholders	72	67

Total current liabilities	16,468	14,983

LONG-TERM DEFERRED TAX LIABILITY, net	—	206
NOTES PAYABLE, less current portion	113	150
SUBORDINATED NOTES PAYABLE TO SHAREHOLDERS, less current portion	647	696

Total liabilities	17,228	16,035

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock - $0.001 par value; 15,000 shares authorized; 6,660 and 6,740 shares issued and outstanding	7	7
Common stock - $0.001 par value; 40,000 shares authorized; 6,664 and 6,584 shares issued and outstanding, respectively	7	7
Additional paid-in capital	9,632	9,369
Accumulated deficit	(4,704)	(2,457)
Unearned stock compensation	(288)	(93)

Total shareholders’ equity	4,654	6,833

Total liabilities and shareholders’ equity	$21,882	$22,868

COMPUTER SOFTWARE INNOVATIONS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(UNAUDITED)

(Amounts in thousands)	Common Stock	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Unearned Stock Compensation	Total
Balances at December 31, 2011	$7	$7	$9,369	$(2,457)	$(93)	$6,833
Conversion of preferred stock	—	—	—	—	—	—
Issuance of stock options	—	—	263	—	(263)	—
Stock option based compensation	—	—	—	—	68	68
Net loss for the six months ended June 30, 2012	—	—	—	(2,247)	—	(2,247)

Balances at June 30, 2012	$7	$7	$9,632	$(4,704)	$(288)	$4,654

COMPUTER SOFTWARE INNOVATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Amounts in thousands)	Six Months Ended
	June 30, 2012	June 30, 2011
OPERATING ACTIVITIES
Net (loss)	$(2,247)	$(370)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities
Depreciation and amortization	3,218	1,049
Stock compensation expense, net	68	57
Deferred income taxes	(1,032)	143
Loss on disposal of property and equipment	—	—
Changes in deferred and accrued amounts
Accounts receivable	1,218	(2,255)
Inventories	(2,268)	(895)
Prepaid expenses	66	(149)
Accounts payable	1,910	1,172
Deferred revenue	(207)	413
Income taxes receivable/payable	(274)	(188)

Net cash provided by (used for) operating activities	452	(1,023)

INVESTING ACTIVITIES
Purchases of property and equipment	(437)	(600)
Capitalization of computer software	(306)	(927)

Net cash used for investing activities	(743)	(1,527)

FINANCING ACTIVITIES
Net borrowings under line of credit	428	1,236
Borrowings under notes payable	197	—
Repayments of notes payable	(276)	(264)
Payments of debt issuance cost	(58)	—

Net cash provided by financing activities	291	972

Net change in cash and cash equivalents	—	(1,578)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	1,578

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$89	$87
Income Taxes	$—	$7

Non-GAAP Financial Measure: Explanation and Reconciliation of EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows. We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, and depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA” or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense (such as stock-based compensation), the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument (non-cash related) and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but for acquisitions as well. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income reported under GAAP to EBITDA and Adjusted (Financing) EBITDA is provided below:

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Reconciliation of net income (loss) per GAAP to EBITDA and Adjusted (Financing) EBITDA:
Net income (loss) per GAAP	$(224)	$176	$(2,247)	$(370)
Adjustments:
Income tax expense (benefit)	(124)	171	(1,306)	(38)
Interest expense, net	45	46	87	88
Amortization of deferred loan costs	11	—	14	—
Depreciation and amortization of property and equipment and intangible assets (excluding Software development)	241	211	1,149	415
Amortization of software development costs	316	330	742	634

EBITDA	$265	$934	$(1,561)	$729

Adjustments to EBITDA to exclude those items excluded in loan covenant calculations:
Impairment of capitalized software development costs	—	—	1,313	—
Stock based compensation (non-cash portion)	—	7	—	15

Adjusted (Financing) EBITDA	$265	$941	$(248)	$744

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

Contact:

Company Contact: David Dechant

Computer Software Innovations, Inc.

(864) 855-3900

ddechant@csioutfitters.com